BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
YEAR-END AND FOURTH QUARTER RESULTS

HONOLULU, HAWAII, December 16, 2019 -- Barnwell Industries, Inc. (NYSE American: BRN) today reported a net loss of $12,414,000, $1.50 per share, for the year ended September 30, 2019, as compared to a net loss of $1,770,000, $0.21 per share, for the year ended September 30, 2018.  For the quarter ended September 30, 2019, Barnwell reported a net loss of $4,324,000, $0.52 per share, as compared to a net loss of $1,058,000, $0.13 per share, for the quarter ended September 30, 2018.

Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “The increase in the loss for the year ended September 30, 2019 as compared to the year ended September 30, 2018 was primarily due to the following factors: a $5,710,000 non-cash impairment of our oil and gas properties during the current year due to lower commodity prices in 2019 as compared to 2018; a $2,255,000 gain recognized last year primarily from the sale of oil properties in the Red Earth area; a $1,443,000 decrease in land investment segment operating profit, before income taxes and non-controlling interests’ share of such profits, due to a decrease in sale proceeds received as compared to the prior year period and a $499,000 decrease in equity in income from affiliates as a result of decreased operating results of the Kukio Resort Land Development Partnerships.
“The loss for the three months ended September 30, 2019 as compared to last year’s loss for the three months ended September 30, 2018 was due to a $3,729,000 decrease in operating results in our oil and natural gas segment, due largely to a $3,297,000 non-cash impairment of its oil and gas properties during the three-month period due to lower oil prices in 2019 than 2018; there was no impairment in the same period in fiscal 2018.  Additionally, there was a $335,000 decrease in land investment operating profit, partially offset by a $442,000 increase in contract drilling operating results, and a $468,000 decrease in general and administrative expenses.  This decrease in fourth quarter general and administrative expenses reflects managements’ efforts, which are continuing, to reduce these costs.
“Barnwell had working capital of $3,936,000, including cash and cash equivalents of $4,613,000, at September 30, 2019.  In October 2019, we closed on the sale of assets in the Progress area of Alberta for cash proceeds of approximately $600,000, in order to help fund our drilling activity in fiscal 2020.
“As part of our ongoing program to reduce general and administrative expense, we are taking steps to freeze our Pension Plan and supplemental Pension Plan with an eye towards terminating them thereafter.
“In October 2019, we participated with a 28.3% working interest in the drilling and completion of a successful horizontal Charlie Lake development well in the Spirit River area of Alberta which commenced production in mid-November 2019 of approximately 1,000 Boe per day during its first three full weeks on production (283 Boe per day for the Company’s interest).  These initial production rates will be subject to normal well declines, but this initial production has exceeded our estimates and expectations.  In addition, in November 2019, we operated the drilling and completion of our first 100%-owned horizontal development well at Twining, Alberta.  This well will soon be equipped and tied in to our nearby operated facilities.  Further updates on Twining will be provided after the well has commenced production. The positive impact of new production from the Spirit River well will begin to be reflected in our first quarter of fiscal 2020 ending December 31, 2019.
“Our 2019 results were significantly impacted by the unprecedented oil price differential that led to a large drop in Canadian oil prices in November and December 2018 and January 2019.  In December 2018, the Alberta Government enacted oil production curtailments that alleviated the oil price differential issue, and prices have been relatively stable since.  Unfortunately, Barnwell is required to use those low prices in our ceiling test calculation which contributed to a large impairment, however, current commodities prices are now higher than last year.  Assuming that these commodity prices continue at or near this level, we project much better results for fiscal 2020.”
The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2019	2018	2019	2018

Revenues	$12,075,000	$9,368,000	$3,108,000	$2,369,000

Net loss	$(12,414,000)	$(1,770,000)	$(4,324,000)	$(1,058,000)

Loss per share – basic and diluted	$(1.50)	$(0.21)	$(0.52)	$(0.13)

Weighted-average shares and
equivalent shares outstanding -
Basic and diluted	8,277,160	8,277,160	8,277,160	8,277,160